Exhibit 99.1

News Release

Company Contacts:
Christine Russell,	Sonia Segovia,
VP, Finance and CFO	IR Coordinator
Tel: (408) 938-6466	Tel: (408) 938-6491
Email: christine.russell@pdf.com	Email: sonia.segovia@pdf.com

Michael B. Gustafson Joins PDF Solutions Board of Directors

SAN JOSE, Calif.— August 27, 2018—PDF Solutions, Inc. (“PDF Solutions” or the “Company”) (NASDAQ: PDFS), the leading provider of process-design integration technologies to enhance integrated circuit (IC) manufacturability, today announced that Michael B. Gustafson has joined the Company’s Board of Directors effective August 27, 2018.

“Mr. Gustafson’s more than 25 years as a successful leader of multiple technology companies and teams, including public and private, across infrastructure and software offerings make him a valuable advisor to the Company,” said Joe Bronson, member of PDF Solutions’ Board.

“I look forward to working with the Board and management of PDF Solutions to help align strategy, technology, and solutions that will position the Company for growth,” said Mr. Gustafson about joining the Board.

“I enthusiastically welcome Mr. Gustafson to our Board,” said Dr. John Kibarian, President and CEO of PDF Solutions. He continued, “Mr. Gustafson has operating experience as CEO and GM of multiple businesses in the enterprise IT space, across data center infrastructure and software companies, which experience will be key to PDF as we guide the Company through a number of changes, including a focus on our new software offerings, both on premise and SaaS and organizing the company to cost effectively support both our core products and the new products.”

Mr. Gustafson is currently Executive Chairman and Independent Board Director at Druva, Inc., a cloud data protection and management company, and a member of the Board of Directors of Everspin Technologies, Inc. a Nasdaq-listed memory solutions company, Reltio Inc., a cloud based master data management company, and Matterport, Inc., an immersive 3D media company. Previously, he served as Senior Vice President at Western Digital Corporation, Chief Executive Officer and Chairman of Virident Systems, Inc., Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems, and Chief Executive Officer and Board Member of BlueArc Corporation. Before that, he held various executive roles at McData Corporation and was with International Business Machines Corporation early in his career.  Mr. Gustafson received his Bachelor of Science degree in business administration from Washington University in St. Louis.

ABOUT PDF SOLUTIONS

PDF Solutions enables customers to reduce the time to market of integrated circuits (“ICs”), lower the cost of IC design and manufacturing and improve both quality and profitability. The Company has developed proprietary hardware and software and provides services that target the entire systems value chain, from technology development and design through volume manufacturing and system assembly and test.

PDF Solutions’ products and services consist of proprietary test structures and electrical test systems, physical intellectual property, enterprise platform software and professional services. The Company’s Characterization Vehicle®(CV®) electrical test chip infrastructure provides core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. The Design-for-Inspection™ solution includes the proprietary eProbe® e-beam tool and extends the Company’s electrical characterization technologies into the e-beam measurement of extremely dense test structures, or DFI™ cells, across an entire fabrication process. Proprietary Template™ layout patterns for standard cell libraries optimize area, performance, and manufacturability for designing IC products. The Exensio® platform for big data unlocks relevant, actionable information buried in wafer fabrication, process control and test data through key components: Exensio® -Yield, Exensio® -Control, Exensio® -Test, Exensio® -ALPS, and Exensio® -Char. The Exensio® platform is available either on-premise or via software as a service (SaaS).

Headquartered in San Jose, Calif., PDF Solutions operates worldwide with offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. PDF Solutions is listed on The NASDAQ National Market under the ticker symbol PDFS. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, Exensio, eProbe, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. ALPS, Design-for-Inspection, DFI, and Template are trademarks of PDF Solutions, Inc. or its subsidiaries.

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